EXHIBIT 10.1

FIFTH AMENDMENT TO LEASE AGREEMENT

THIS FIFTH AMENDMENT TO LEASE AGREEMENT (this “Fifth Amendment”) is made as of the 27th day of May, 2004 by and between 4900 WEST 78th STREET LLC, a Delaware limited liability company (“Landlord”), and AUGUST TECHNOLOGY CORPORATION, a Minnesota corporation (“Tenant”).

A.                                   West 78th Street Bloomington Associates LLC, a Delaware limited liability company (“Original Landlord”), and Tenant entered into that certain Lease Agreement dated October 18, 1999 (the “Original Lease”) as amended by (i) that certain First Amendment to Lease Agreement dated March 31, 2000 (the “First Amendment”), (ii) that certain Second Amendment to Lease Agreement dated July 25, 2000 (the “Second Amendment”), (iii) that certain Third Amendment to Lease Agreement dated June 18, 2001 (the “Third Amendment”), and (iv) that certain Fourth Amendment to Lease Agreement dated February 28, 2003 (the “Fourth Amendment”) (the Original Lease as amended by the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment is referred herein as the “Lease”), demising approximately 78,437 square feet of space comprised of the “Initial Premises”, the “First Expansion Premises,” the “Second Expansion Premises” and the “Third Expansion Premises” (collectively, the “Existing Premises”) in the building located at 4900 W. 78th Street in Bloomington, Minnesota (the “Building”).

B.                                     Landlord has succeeded to the right, title and interest, and has assumed the obligations, of Original Landlord as landlord under the Lease, and Landlord and Tenant desire to make certain changes to the Lease as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby amend the Lease as follows:

1.                                       Recitals.  The foregoing recitals are incorporated herein as if fully restated herein.

2.                                       Definitions.  Each capitalized term used as a defined term in this Fifth Amendment but not otherwise defined in this Fifth Amendment shall have the same meaning ascribed to such term in the Lease.  The foregoing notwithstanding, for purposes of the defined term “Project,” Landlord and Tenant agree that the real property underlying the Building and being contiguous thereto shall be deemed to include Outlots A, D and G, West 78th Street Addition, Hennepin County, Minnesota.  Additionally, effective January 1, 2004, Landlord and Tenant agree that the term “Expanded Project Area” (as first defined in Section 10(e) of the Third Amendment), shall be deemed to mean those portions of Outlot F and Lot 2, Block 1, West 78th Street Addition on which landscaping (which landscaping area shall not be expanded or modified in a manner that would materially increase Operating Costs) and bituminous parking surfaces are being maintained by Landlord, and subject to the provisions of Section 10(e) of the Third Amendment, that Tenant is obligated to pay its Proportionate Share of Operating Costs with respect to such Expanded Project Area.

3.                                       HVAC Replacement.  Pursuant to the terms of paragraph 9(c) of the Third Amendment, Original Landlord, at Original Landlord’s sole cost and expense, was to perform the HVAC Work in accordance with the HVAC Requirements (as both terms are defined in said paragraph 9(c)).  Notwithstanding the foregoing, as of the date hereof, Original Landlord has not performed the HVAC Requirements.  Therefore, Landlord and Tenant acknowledge and agree that, in lieu of Landlord’s performance of the HVAC Requirements, Landlord shall contribute up to Sixty Five Thousand and No/100 Dollars ($65,000.00) (“HVAC Credit Allowance”) toward the cost and expense of Tenant’s removal, repair and replacement of HVAC units in the Third Expansion Premises, including without limitation, all design and duct work relating thereto (“Tenant’s HVAC Work”).  Such contribution by Landlord will constitute full payment and performance of Landlord’s obligations under said paragraph 9(c) and there are no other outstanding obligations of Landlord as of the date hereof with respect to tenant improvements to be performed or paid for by Landlord.  In the event Tenant desires Landlord to make any such contribution, Tenant shall submit a request therefor, together with supporting documentation reasonably acceptable to Landlord regarding the Tenant’s HVAC Work for which Tenant is requesting contribution or payment (including such customary items as invoices for payment, lien waivers and the like), and Landlord shall make the requested contribution to Tenant (or direct payment as the case may be) within fifteen (15) days after Landlord’s receipt of Tenant’s request and such supporting documentation; in the event Landlord fails to make such contribution or payment as provided herein, Tenant may deduct and offset the amount thereof against the next ensuing monthly installment(s) of Base Rent.  To the extent Tenant does not use the entire HVAC Credit Allowance toward Tenant’s HVAC Work on or before the expiration of the Initial Term of the Lease, Tenant shall have no further right to the HVAC Credit Allowance or any remaining portion thereof.

4.                                       Real Estate Taxes.  Effective as of January 1, 2004, Landlord and Tenant agree that for purposes of determining the amount of real estate taxes and annual installments of special assessments payable with respect to the Project to be included in Operating Costs during the Initial Term and any Renewal Terms, the total amount of real estate taxes, and annual installments of special assessments payable therewith, payable in each calendar year during said Initial Term and any Renewal Terms, with respect to each of the following lots and tax parcels in the plat of West 78th Street Addition, Hennepin County, Minnesota, multiplied by the Applicable Percentage set forth opposite each such lot and tax parcel, shall be used:

Lot and Tax Parcel	Applicable Percentage

Outlot A	95%
Outlot D	100%
Outlot F	100%
Outlot G	77%
Lot 2, Block 1	40%

No portion of the real estate taxes and installments of special assessments payable with respect to Outlots B, C and E, West 78th Street Addition, Hennepin County, Minnesota shall be included in Operating Costs.  Notwithstanding any other provision of the Lease or this Fifth Amendment to the contrary, all other Operating Costs under the Lease shall be allocated to Tenant in accordance with the terms of the Lease.

5.                                   Parking.  Landlord agrees that during the Term of the Lease, it shall not reduce the number of parking spaces within the Project without Tenant’s prior written consent.

6.                                   No Offer.  Submission of this instrument for examination or negotiation shall not bind Landlord or Tenant, and no obligation on the part of Landlord or Tenant shall arise until this instrument is signed and delivered by Landlord and Tenant.

7.                                   Lease in Full Force and Effect.  Except as herein provided, all of the terms and provisions of the Lease shall remain in full force and effect.

8.                                   Counterpart Execution.  This Fifth Amendment may be executed in any number of counterpart originals, and when combined into one single agreement in possession of both Landlord and Tenant, shall constitute an original agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to Lease Agreement to be duly executed and delivered as of the day and year first written above.

LANDLORD:		TENANT:

4900 WEST 78TH STREET LLC		AUGUST TECHNOLOGY CORPORATION

By Interstate Partners LLC, a Delaware limited liability company, its Manager

By:	/s/ Gregory S. Miller	By:	/s/ David L. Klenk
	Gregory S. Miller, President		Its President